EXECUTIVE EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) made as of the 6th day of January 2021 by and between Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), and Robert J. Schott (“Executive”) (collectively, the “Parties”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree follows:

1.Employment.

The Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions set forth in this Agreement, with a start date of 1st day of February, 2021 (the “Effective Date”).

2.At-Will Employment.

Executive shall be employed on an at-will basis. Either Executive or the Company may terminate employment at any time, with or without cause, and with or without advance notice.

3.Position, Duties and Obligations.

(a)Executive shall be appointed as the Senior Vice President, Chief Development Officer and shall serve in such position, and in such other positions as the Board and the Company may from time to time reasonably determine, including but not limited to working with medical affairs and drug safety, product development and management, regulatory affairs, and development operations, subject at all times to the direction, supervision and authority of the Chief Executive Officer (collectively, your “Duties”).

(b)During Executive’s employment, Executive shall perform Executive’s Duties faithfully and to the best of Executive’s ability, and shall devote substantially all of
Executive’s business time, attention, knowledge, skills and interests to the business of the Company (and its affiliates or subsidiaries).

(c)During Executive’s employment, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer.

(d)The foregoing in this Section 3 shall not preclude Executive from serving on any corporate, civic or charitable boards or committees on which Executive is serving as of the Effective Date and discloses to the Chief Executive Officer prior to the Effective Date or on which Executive commences service following such date with the Chief Executive Officer’s prior written approval, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

a.Executive’s principal place of business will be located in Brisbane,
California.

b.Executive represents that Executive may enter into this Agreement, and as of the Effective Date, 1) accept employment with the Company under the terms of this Agreement, and 2) perform the Duties and responsibilities contemplated by this Agreement without violating any other agreement or agreements with other parties including but not limited to and any prior employers.

1.Compensation and Benefits.

a.Base Compensation. The Company shall pay to Executive an annual base salary of $440,000 Dollars, prorated for any partial employment period and payable in equal monthly installments in accordance with the Company’s payroll schedule. The Compensation Committee of the Board shall annually review the then-current level of Executive’s base salary (for increase only) to determine the amount, if any, of change to such salary.

b.Annual Performance Bonus. Executive is eligible to earn an annual performance bonus commencing with the 2021 calendar year performance period. The target amount of Executive’s annual cash bonus shall be 35% percent of Executive’s annual base salary. The Board shall have sole discretion to determine whether any annual cash bonus will be paid based upon achievement of both corporate objectives and Executive’s personal objectives, and the reasonable discretion to determine that actual amount of any such bonus. Executive must be an employee in good standing on the date that the Board makes such determination in order to earn any such bonus, which determination shall be made by the Board no later than March 31 of the calendar year first following the performance period calendar year. The actual bonus may be more or less than the target amount based upon the Company’s achievement over the year. Any bonus to which Executive becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event later than the second payroll period following such Board determination. The Compensation Committee of the Board shall annually review Executive’s then target amount for the annual cash bonus (for increase only) to determine the amount, if any, of change to such target amount.

c.Executive Severance Plan. Executive shall be deemed an Eligible Employee and an Executive Officer and entitled to receive certain severance benefits under the Sangamo Therapeutics, Inc. Executive Severance Plan dated February 6, 2019 (the “Severance Plan”) subject to the terms and conditions of the Severance Plan. A copy of the Severance Plan has been provided to Executive concurrently with this Agreement. Notwithstanding the foregoing, in the event that the Company withdraws this offer after it is signed by Executive or terminates this Agreement prior to the Effective Date for any reason other than Executive’s failure to successfully pass the requirements for a background check clearance, satisfactory reference check, and satisfactory proof of Executive’s legal right to work in the United States required under Section 8(a) herein, then Executive shall be entitled to severance under the Severance Plan as though his employment was terminated by the Company other than for Cause to the same extent as he would otherwise be entitled had such termination occurred after the Effective Date; provided, however, that Executive shall not be entitled to such severance if he has not notified his current employer of his intent to resign his employment at the time the Company informs him of the withdrawal or termination of this Agreement.

a.Benefits. Executive will be entitled to the employee benefits generally provided to other executive officers of the Company pursuant to the terms of the applicable benefit plans. Executive will not be subject to a formal paid time off program. Executive is free to take paid time off from work for vacation, medical appointments, and other short-term absences due to illnesses or other personal reasons. If Executive desires to take time off for a duration longer than two (2) weeks manager approval is required. Unlimited paid time off is available from the first day of employment.

b.Equity. Effective on the second Friday of the month, or if not a trading day, the trading day prior (the “Grant Date”) in which the Executive commences employment, as long as the first day of employment with Sangamo occurs between the prior Grant Date and the day preceding the Grant Date, the Compensation Committee of the Board shall grant you non- statutory stock options to purchase up to 80,000 shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the
“Plan”),with an exercise price per share equal to the fair market value of the Company’s Common Stock on the Grant Date (the “Option”). If the first day of employment is Grant Date, the equity incentive award will be received on the subsequent Grant Date. The Option will be evidenced by the standard stock option agreement under the Plan and will be subject to the terms and conditions of that agreement and the Plan:

•1/4th (one-fourth) of the Option shares will vest on the first-year anniversary of the Grant Date, and

•1/48th (one forty-eighth) of the Option shares will vest in equal monthly installments for thirty-six (36) months thereafter,

provided Executive remains a full-time employee through each such vesting date. Vesting of the Option and any subsequent equity grants will cease upon termination of Executive’s service by either party for any reason.

i.Also, subject to approval by the Compensation Committee of the Board, we intend to grant you 40,000 restricted stock units ("Restricted Stock Units") under the Plan. Each Restricted Stock Unit represents the right to receive one share of the Company's common stock upon the specified issuance date following vesting. Your Restricted Stock Units will vest in a series of three (3) successive equal annual installments upon your completion of each year of service to the Company measured from the Vesting Commencement Date. The issuance of the underlying shares of common stock in settlement of vested Restricted Stock Units will be subject to the Company's collection of all applicable withholding taxes. The Restricted Stock Units will be evidenced by the Plan's form of Restricted Stock Unit Issuance Agreement and will be subject to its terms and conditions and the Plan.

i.Advance for Relocation Assistance. Executive shall be advanced relocation assistance (the “Relocation Assistance”) in the amount of seventy-five thousand dollars ($75,000), subject to required deductions and withholdings and payable in the first regularly rescheduled payroll after Executive relocates to the San Francisco Bay Area. Although the Relocation Assistance is advanced upon relocation, it is expressly conditioned on Executive not terminating employment prior to the first (1st) anniversary of payment under any circumstances other than a termination that would entitle Executive to receive benefits under the Severance Plan, and such advanced Relocation Assistance shall not be deemed earned by
Executive until such service condition has been met. If Executive’s employment terminates at any time prior to the first (1st) anniversary of the Effective Date and Executive is not entitled to receive benefits under the Severance Plan (such termination, a “Disqualifying Termination”), then, Executive shall at the time of such Disqualifying Termination promptly repay the full Relocation Assistance to the Company. In the event Executive does not earn and fails to promptly repay the Relocation Assistance in connection with a Disqualifying Termination, then the Company shall be further entitled to recover from Executive its costs and expenses incurred in enforcing Executive’s repayment obligation, including reasonable attorney’s fees and costs. If the Company has implemented a formal relocation policy at the time of your relocation and it is more favorable to you, you will be eligible, at your option, for relocation per the policy instead of a lump sum Relocation Assistance

ii.Clawback. Notwithstanding anything to the contrary in this Agreement, all compensation paid to Executive by the Company (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery and/or recoupment to the extent required by any present or future law, government regulation or stock exchange listing requirement (or any policy adopted by the Company which ensures compliance with the requirements of any such law, government regulation or stock exchange listing requirement).

iii.Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), Executive, upon written request from the Board, shall immediately resign from any positions Executive has with the Company (or any subsidiary), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

1.Confidentiality. Executive agrees to abide by the terms and conditions of the Employee Confidential Information and Invention Assignment Agreement between Executive and the Company, a copy of which is attached as Exhibit A. Executive further agrees that at all times both during Executive’s employment by the Company and after Executive’s employment ends, Executive will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

2.Tax Withholdings. Any and all cash compensation and other benefits (including without limitation, base salary, annual bonus and sign-on bonus) paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.

1.Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com. Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall: (i) allow discovery authorized by California Code of Civil Procedure Section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Francisco, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.

2.Miscellaneous.

i.Conditions to Agreement. This Agreement is contingent upon a background check clearance, satisfactory reference check, and satisfactory proof of Executive’s legal right to work in the United States. Executive agrees to provide any documentation or information at the Company’s request to facilitate these processes.

ii.Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.

iii.Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the arbitrator shall have discretion to award the prevailing party attorneys’ fees and costs incurred by it with respect to such claim or action. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

i.Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.

ii.Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

iii.Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

iv.Entire Agreement. This Agreement, along with any other agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of Executive.

SANGAMO THERAPEUTICS, INC.

By:

/s/ Whitney B. Jones
Name: Whitney B. Jones
Title: Senior Vice President, Chief People Officer

ROBERT J. SCHOTT
/s/ Robert J. Schott

EXHIBIT A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Sangamo Therapeutics, Inc. (“Sangamo”), its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (together with Sangamo, the “Company”), and the compensation and benefits provided to me now and during my employment with the Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”), which will be deemed effective as of the first day of my employment with the Company:
1.CONFIDENTIAL INFORMATION PROTECTIONS.
a.Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Sangamo any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Sangamo and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations

Act.
a.Third Party Information. I understand, in addition, that Company has received, and in the future will receive, from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.
b.No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
1.ASSIGNMENTS OF INVENTIONS.
a.Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.
b.Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means

Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Excluded Inventions or Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.
c.Assignment of Company Inventions. Inventions assigned to Sangamo, or to a third party as directed by Sangamo pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Sangamo all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Sangamo and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to

Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors- in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).
a.Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”), as detailed on Attachment 2.
b.Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.
c.Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
d.Ownership of Work Product. I agree that Sangamo will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Sangamo all right, title, and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.
e.Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Sangamo or its designee, including the United States or any third party designated by Sangamo. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Sangamo.

f.Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

1.RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

1.DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company's express written consent, directly or indirectly (a) engage in any other employment or (b) engage in any other activities that are competitive with, or would otherwise conflict with, my employment by Company.
2.NO SOLICITATION OF EMPLOYEES, CONSULTANTS, OR CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.
3.REASONABLENESS OF RESTRICTIONS. I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
4.NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.
5.RETURN OF COMPANY PROPERTY. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions,
Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer- useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.
6.LEGAL AND EQUITABLE REMEDIES.
a.I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
b.In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.
7.NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

8.NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
9.GENERAL PROVISIONS.
a.Governing Law.    This Agreement will be

governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
a.Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
b.Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
c.Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
d.Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.
e. Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
f.Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
g.Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between the parties; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of the Company. Any subsequent change or changes in my Duties (as used in my Executive Employment Agreement), salary or compensation will not affect the validity or scope of this Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously engaged or am in the future engaged by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Assignment of Inventions” shall apply.

ROBERT J. SCHOTT:
I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT.

/s/ Robert J. Schott
(Signature)

By: Robert J. Schott

Title: Senior Vice President, Chief Development Officer Date: Jan 14, 2021

SANGAMO THERAPEUTICS, INC.: ACCEPTED AND AGREED:

/s/ Whitney B. Jones
(Signature)
By: Whitney B. Jones

Title: Senior Vice President, Chief People Officer Date: Jan 14, 2021

ATTACHMENT 1 PRIOR INVENTIONS
TO:    Sangamo Therapeutics, Inc. FROM:    Robert J. Schott
DATE:

Jan 14, 2021

SUBJECT:    Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Sangamo Therapeutics, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:
☐ No inventions or improvements.
☐ See below:

☐ Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under
Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement    Party(ies)    Relationship

1.☐

2.☐

3.☐

☐ Additional sheets attached.

ATTACHMENT 2

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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